PAGE


EXHIBIT 11


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
          For the nine-months ended September 30, 1998 and 1997


(in thousands, except per     Income          Shares        Per Share
 share amounts)             (Numerator)    (Denominator)      Amount
---------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 42,498          28,716        $   1.48
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              532
8.75% convertible
 subordinated debentures         346             940
Stock Options                   (898)            535
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 41,946          30,723        $   1.37
                              ======          ======            ====
------------------------------------------------------------------------
1997
----
Basic EPS
Net Income available
 to common stockholders     $ 52,199          28,904        $   1.81
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              412
8.75% convertible
 subordinated debentures         297             972
Stock Options                    184             604
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 52,680          30,892        $   1.71
                              ======          ======            ====




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Page


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
           For the quarter ended September 30,1998 and 1997


(in thousands, except per     Income          Shares        Per Share
 share amounts)             (Numerator)    (Denominator)      Amount
---------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 12,932          28,308        $   0.46
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              550
8.75% convertible
 subordinated debentures         149             896
Stock Options                   (157)            281
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 12,924          30,035        $   0.43
                              ======          ======            ====
------------------------------------------------------------------------
1997
----
Basic EPS
Net Income available
 to common stockholders     $ 18,395          28,938        $   0.64
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              413
8.75% convertible
 subordinated debentures          99             971
Stock Options                     61             725
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 18,555          31,047        $   0.60
                              ======          ======            ====

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